Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Product Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September  19, 2011 – No. 1544

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D Underlier-Linked Notes Linked to an Underlier or a Basket of Underliers GENERAL TERMS

Goldman Sachs may from time to time offer and sell underlier-linked notes, the payments and performance of which will be linked to the performance of an underlier or a basket of underliers, which we refer to as the notes. The accompanying prospectus dated September 19, 2011, the accompanying prospectus supplement dated September 19, 2011, any general terms supplement that is specified in the applicable pricing supplement (which we refer to as the applicable general terms supplement) and this product supplement no. 1544 dated June 15, 2012 (which we refer to as this product supplement no. 1544) describe terms that will apply generally to the notes, including any notes you purchase. This product supplement no. 1544 is intended to be read in conjunction with the other prospectuses above, including as to certain terms used in this product supplement no. 1544 that are defined in such other prospectuses. A separate pricing supplement, which we refer to as the applicable pricing supplement, will describe terms that apply specifically to your notes, including any changes to the terms contained herein and in the applicable general terms supplement.

The notes may bear interest, if any, at a fixed rate or a floating rate, as specified in the applicable pricing supplement. The amount payable at maturity on your notes is linked to the performance of a specified underlier or a weighted basket of underliers, as specified and described in the applicable pricing supplement or the applicable general terms supplement, in each case as measured over the life of the notes. On the stated maturity date, for each of your notes, you will be paid the cash settlement amount. The cash settlement amount is subject to any adjustments or modifications as provided in this product supplement no. 1544, the applicable general terms supplement and the applicable pricing supplement for your notes.

The return on your notes at maturity will be based on the performance of the underlier or basket of underliers, as applicable, as measured by the percentage change in the closing level of the specified underlier or the weighted average of the closing levels of the underliers included in the specified basket of underliers, as applicable, on the determination date or each averaging date, as applicable (the final underlier level or final basket level, as applicable, subject to adjustment as described elsewhere in this product supplement no. 1544 and the applicable general terms supplement) from the initial underlier level or initial basket level, as applicable, which will be specified in the applicable pricing supplement and, with respect to the initial underlier level, may be higher or lower than the actual closing level of the underlier on the trade date. We refer to this percentage change as the underlier return or basket return, as applicable. If the underlier return or basket return is less than 0%, and a downside participation percentage applies to your notes, you would lose a portion of your investment in the notes, with a loss up to the downside participation percentage.

The cash settlement amount will be an amount in cash equal to:

If a downside participation percentage is not specified, the greater of:

•

the face amount of a note plus an additional amount equal to the product of the upside participation rate (which will be a positive percentage that may be less than 100%, as specified in the applicable pricing supplement) times 1% of the face amount of a note for every 1% positive underlier or basket return, subject to the cap level if one is specified in the applicable pricing supplement; any increase in the final underlier or basket level over the cap level will not increase the cash settlement amount;

•	the face amount of a note plus the minimum supplemental amount, if any is specified.

If a downside participation percentage is specified:

•

if the underlier or basket return is positive or zero, the face amount of a note plus an additional amount equal to the product of the upside participation rate (which will be a positive percentage that may be less than 100%, as specified in the applicable pricing supplement) times 1% of the face amount of a note for every 1% positive underlier or basket return, subject to the cap level if one is specified in the applicable pricing supplement; any increase in the final underlier or basket level over the cap level will not increase the cash settlement amount;

•

if the underlier return or basket return is negative but greater than the downside participation percentage, the face amount of a note minus an amount equal to 1% of the face amount of a note for every 1% negative underlier or basket return;

•

if the underlier or basket return is negative and less than or equal to the downside participation percentage, the face amount of a note plus the product of the face amount of a note times the downside participation percentage.

If the applicable pricing supplement specifies a downside participation percentage, a final underlier or basket level below the initial underlier or basket level, as the case may be, will reduce the amount you will receive on your notes on the stated maturity date below the face amount of your notes. In addition, if the upside participation rate for your notes is less than 100%, the rate of increase in the amount you will be paid on your notes on the stated maturity date may be less than the rate of increase in the applicable underlier or basket of underliers. Furthermore, if the applicable pricing supplement specifies a cap level, the amount you will be paid on your notes on the stated maturity date will be capped and may not reflect the full increase in the underlier or basket level.

The general terms of the notes are described beginning on page S-27 and include the following:

Issuer: The Goldman Sachs Group, Inc.

Underlier or underliers included in a basket: as specified in the applicable pricing supplement and described in the applicable general terms supplement or applicable pricing supplement

Cash settlement amount: on the stated maturity date, for each of your notes the issuer will pay you an amount in cash calculated as described under “General Terms of the Underlier-Linked Notes — Payment of Principal on Stated Maturity Date” on page S-27

Face amount: each note will have a face amount equal to $1,000, or integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement

Stated maturity date: as specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement, unless otherwise specified in your pricing supplement

Determination date: as specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement, unless otherwise specified in your pricing supplement

Interest rate (coupon) (if any): none unless specified in the applicable pricing supplement

Interest payment dates: none unless specified in the applicable pricing supplement

Interest reset dates: none unless specified in the applicable pricing supplement

Calculation agent: Goldman, Sachs & Co.

Your investment in the underlier-linked notes involves certain risks. See “Additional Risk Factors Specific to the Underlier-Linked Notes” beginning on page S-23 to read about investment risks relating to the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement no. 1544, the applicable general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this product supplement no. 1544 in the initial sale of the underlier-linked notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this product supplement no. 1544 in a market-making transaction in underlier-linked notes after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this product supplement no. 1544 is being used in a market-making transaction.

Goldman, Sachs & Co.

Product Supplement dated June 15, 2012.

In this product supplement no. 1544, when we refer to a “note”, including your notes, we mean an underlier-linked note unless the context requires otherwise. Each of the notes has the terms described under “Summary Information” on page S-1 and under “General Terms of the Underlier-Linked Notes” on page S-27. Please note that in this product supplement no. 1544, references to “The Goldman Sachs Group, Inc.”, “we”, “our”, and “us” mean only The Goldman Sachs Group, Inc., and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References in this product supplement no. 1544, the applicable general terms supplement and the applicable pricing supplement to the notes having a face amount of $1,000 are intended as illustrative; the actual face amount of the notes will be reflected in the aggregate on the global note representing the notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, and where the context so requires, as supplemented by the accompanying prospectus supplement for Medium-Term Notes, Series D, dated September 19, 2011, of The Goldman Sachs Group, Inc. References to the “indenture” in this product supplement no. 1544 mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

The underlier-linked notes, including your notes, are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under our indenture from time to time. The underlier-linked notes, including your notes, are “indexed debt securities”, as defined in the accompanying prospectus. This product supplement no. 1544 summarizes financial and other terms that apply generally to the underlier-linked notes, including your notes. We describe terms that apply generally to all Series D medium-term notes in “Description of Notes We May Offer” and “Description of Debt Securities We May Offer” in the accompanying prospectus supplement for Series D medium-term notes and accompanying prospectus, respectively. An applicable general terms supplement will describe certain underliers to which your notes may be linked and certain other terms that apply generally to the underlier-linked notes, including your notes. Terms capitalized here but not defined are used as defined in the applicable pricing supplement, or if not defined in the applicable pricing supplement, as defined in the general terms supplement or prospectus.

Please note that the information about the settlement or trade dates, issue price discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. in the applicable pricing supplement relates only to the initial issuances and sales of your notes. If you have purchased your notes in a market-making transaction after any initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Specific Terms Will Be Described in Pricing Supplements

The specific terms of your notes will be described in a pricing supplement accompanying this product supplement no. 1544. The terms described there supplement those described here, in the applicable general terms supplement and in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and are in addition to the terms described in the applicable general terms supplement. If the terms described here are inconsistent with those described in the accompanying prospectus or the applicable general terms supplement, the terms described here are controlling. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the applicable general terms supplement or accompanying prospectus, the terms described in the applicable pricing supplement are controlling. If the applicable pricing supplement specifies a different meaning for any term described herein, that modified definition will be deemed to apply to this product supplement no. 1544 for all purposes with respect to your notes.

SUMMARY INFORMATION

Payment of Principal at Maturity

Subject to modification as provided in the applicable pricing supplement, on the stated maturity date, we will exchange each of your notes for the cash settlement amount, subject to any adjustments or modifications as described below.

Cash Settlement Amount for Notes Without a Downside Participation Percentage

If the applicable pricing supplement does not specify a downside participation percentage, the cash settlement amount will equal the greater of (1) the face amount of each of your notes plus an additional amount equal to the product of the upside participation rate (as described below) times 1% of the face amount of each of your notes for every 1% positive underlier or basket return, subject to the cap level (as described below) if one is specified in the applicable pricing supplement and (2) the face amount plus the minimum supplemental amount, if any is specified. Since the applicable underlier or basket return will be a positive percentage or the minimum supplemental amount will apply, the cash settlement amount will be greater than or equal to the face amount of each of your notes.

Unless the applicable pricing supplement specifies a minimum supplemental amount, the minimum supplemental amount will be $0. If the applicable pricing supplement provides for a minimum supplemental amount, the minimum supplemental amount will be an amount greater than $0.

The upside participation rate will be a positive percentage but may be less than 100%. The upside participation rate indicates the extent to which you will participate in any positive return in the applicable underlier or basket of underliers. For example, if the upside participation rate for your notes were set at 85% and the underlier or basket return were 10%, the cash settlement amount for each of your notes would equal the product of the face amount of each of your notes times 108.5% (assuming the cap level or minimum supplemental amount is not applicable). If the applicable pricing supplement specifies an upside participation rate that is less than 100%, you will participate in less than the full return of the applicable underlier or basket of underliers over the life of your notes. If the applicable pricing supplement specifies an upside participation rate that equals 100%, you will participate in the full positive return of the applicable underlier or basket of underliers. If the upside participation rate is greater than 100%, you will participate in the return of the applicable underlier or basket of underliers to a greater extent than as measured by such return alone, or in other words, on a leveraged basis.

The return on the applicable underlier or basket of underliers, which we refer to as the underlier return or the basket return, is equal to the percentage, if any, by which the final level of the applicable underlier or basket of underliers (which we refer to as the final underlier level or final basket level) differs from the initial level of such underlier or basket of underliers (which we refer to as the initial underlier level or initial basket level). The underlier or basket return measures the performance of the applicable underlier or basket of underliers over the life of the notes by measuring the change in the final underlier or basket level (as determined on the determination date, or the averaging dates, as applicable, for the notes) over the initial underlier or basket level (as determined on the original trade date for the notes). As a result, temporary fluctuations in the underlier or basket level during the interim life of the notes may have little, if any, impact on the cash settlement amount that will be paid at maturity.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

For notes linked to a single underlier, the cash settlement amount will be calculated as follows:

cash settlement amount = the greater of

face amount + (face amount x upside participation rate x underlier return)

and

face amount + minimum supplemental amount

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to Cap Level” below, if one is specified in the applicable pricing supplement,

where,

face amount	=	unless otherwise specified in the applicable pricing supplement, each note will have a face amount equal to $1,000, or integral multiples thereof in excess of $1,000

upside participation rate	=	a positive percentage specified in the applicable pricing supplement, which could be greater than, equal to or less than 100%

underlier return	=	final underlier level – initial underlier level, initial underlier level	expressed as a percentage

initial underlier level	=	as specified in the applicable pricing supplement

final underlier level	=	the closing level of the underlier on the determination date, or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the closing levels of the underlier on each of the specified averaging dates, except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement

closing level	=	unless otherwise specified in the applicable pricing supplement, as described in the applicable general terms supplement

minimum supplemental amount	=	zero, unless a positive amount is specified in the relevant pricing supplement and where,

stated maturity date	=	the date specified in the applicable pricing supplement, subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

determination date	=	the date specified in the applicable pricing supplement or, if the applicable pricing supplement specifies averaging dates, the date of the last averaging date for the notes, in each case subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

averaging dates	=	the dates, if any, that may be specified in the applicable pricing supplement, each subject to postponement as described in the applicable general terms supplement or as provided in the applicable pricing supplement

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

For notes linked to a basket of underliers, the cash settlement amount will be calculated as follows:

cash settlement amount = the greater of

face amount + (face amount x upside participation rate x basket return)

and

face amount + minimum supplemental amount

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to Cap Level” below, if one is specified in the applicable pricing supplement, where,

initial basket level	=	a positive amount specified in the applicable pricing supplement, which is expected to equal 100

weighting percentage	=	for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers, as set forth in the applicable pricing supplement for your notes; the sum of the weighting percentages of all underliers in the basket will equal 100%

weighting multiplier	=	for each basket underlier, a positive amount specified in the applicable pricing supplement, which is expected to equal the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier; the weighting multipliers will remain constant for the life of the notes, except in limited circumstances as described in the applicable general terms supplement

basket closing level	=	unless otherwise specified in the applicable pricing supplement, for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier for example, in the case of notes linked to the value of a basket of three underliers, A, B and C, the basket closing level on a given trading day will be calculated as follows:

Closing Level of Basket Underlier		Weighting Multiplier

(closing level of Underlier A on such trading day +	x	weighting multiplier for Underlier A)

(closing level of Underlier B on such trading day +	x	weighting multiplier for Underlier B)

(closing level of Underlier C on such trading day	x	weighting multiplier for Underlier C)

final basket level	=	the basket closing level on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the basket closing levels on each of the specified averaging dates, in each case except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement

basket return	=	final basket level – initial basket level, initial basket level	expressed as a percentage

and where,

“face amount”, “upside participation rate”, “closing level”, “minimum supplemental amount”, “determination date” and “averaging dates” are as defined under “— Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above.

Cash Settlement Amount for Notes With a Downside Participation Percentage

If the applicable pricing supplement specifies a downside participation percentage, whether the notes are linked to a single underlier or a basket of underliers, if the final underlier or basket level is greater than the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes plus an additional amount equal to the product of the upside participation rate (as described below) times 1% of the face amount of each of your notes for every 1% positive underlier or basket return, subject to the cap level (as described below) if one is specified in the applicable pricing supplement. Since the applicable underlier or basket return will be a positive percentage, the cash settlement amount will be greater than the face amount of each of your notes. If, on the other hand, the final underlier or basket level is equal to the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes. Further, if the final underlier or basket level is less than the initial underlier or basket level, the cash settlement amount will equal the face amount of each of your notes minus 1% of the face amount of each of your notes for every 1% negative underlier or basket return with a loss up to the downside participation percentage. In such a case, the cash settlement amount will be less than the face amount of each of your notes and your return could be as low as the downside participation percentage.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

For notes linked to a single underlier, if the underlier return is positive, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x upside participation rate x underlier return)

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to Cap Level” below, if one is specified in the applicable pricing supplement, where,

“face amount”, “upside participation rate” and “underlier return” are as defined under “— Cash Settlement Amount for Notes Without a Downside Participation Percentage — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above.

If the underlier return is zero, the cash settlement amount will equal the face amount of each of your notes.

If underlier return is negative but greater than the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x underlier return)

If underlier return is negative and less than or equal to the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x downside participation percentage)

where, downside participation percentage	=	a negative percentage specified in the applicable pricing supplement

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

For notes linked to a basket of underliers, if the underlier return is positive, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x upside participation rate x basket return)

, provided that the cash settlement amount will be subject to the cap level, as described under “— Cash Settlement Amount for Notes Subject to Cap Level” below, if one is specified in the applicable pricing supplement, where,

“face amount”, “upside participation rate” and “basket return” are as defined under “— Cash Settlement Amount for Notes Without a Downside Participation Percentage— Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers” above.

If the basket return is zero, the cash settlement amount will equal the face amount of each of your notes.

If basket return is negative but greater than the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x basket return)

If basket return is negative and less than or equal to the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x downside participation percentage)

and where,

“downside participation percentage” is as defined under “— Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above.

Cash Settlement Amount for Notes Subject to Cap Level

The applicable pricing supplement may specify a cap level for your notes. If the applicable pricing supplement so provides, the cap level will be a specified percentage (which will be greater than 100%) of the initial underlier level or the initial basket level, as applicable.

Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier

The cash settlement amount will equal the lesser of the following:

•

the cash settlement amount calculated as described under “— Cash Settlement Amount for Notes Without a Downside Participation Percentage — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” or “—Cash Settlement Amount for Notes With a Downside Participation Percentage — Calculation of Cash Settlement Amount for Notes Linked to a Single Underlier” above, as the case may be; or

•	the maximum settlement amount

where,

maximum settlement amount	=	an amount greater than the face amount of each of your notes, as specified in the applicable pricing supplement, and which is expected to equal the following:

face amount + (face amount x upside participation rate x	cap level – initial underlier level	)
initial underlier level

Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers

The cash settlement amount will equal the lesser of the following:

•

the cash settlement amount calculated as described under “—Cash Settlement Amount for Notes Without a Downside Participation Percentage — Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers” or “—Cash Settlement Amount for Notes With a Downside Participation Percentage — Calculation of Cash Settlement Amount for Notes Linked to a Basket of Underliers” above, as the case may be; and

•	the maximum settlement amount

where,

maximum settlement amount	=	an amount greater than the face amount of each of your notes, as specified in the applicable pricing supplement, and which is expected to equal the following:

face amount + (face amount x upside participation rate x	cap level – initial basket level	)
initial basket level

Averaging Dates

If specified in the applicable pricing supplement, the final underlier or basket level will be based on the arithmetic average of the closing levels (or the adjusted closing levels, if applicable) of the relevant underlier or basket closing levels on each of the specified averaging dates, except in limited circumstances described in the applicable general terms supplement and subject to adjustment as provided in the applicable general terms supplement.

Underliers

For a description of certain underliers to which the notes may be linked, see the applicable general terms supplement. Any other underlier or underliers to which the notes may be linked will be described in the applicable pricing supplement.

Interest

The notes may pay interest, if any, at a fixed rate or a floating rate, which will be specified in the applicable pricing supplement. If the notes pay interest, such interest will be paid on the interest payment dates specified in the applicable pricing supplement.

Other Terms of the Notes

•	The notes will not be listed on any securities exchange or interdealer quotation system, unless specified otherwise in the applicable pricing supplement.

•	You will not have the right to present the notes to us for repayment prior to maturity, unless specified otherwise in the applicable pricing supplement.

•	The notes may be issued at a discount or a premium to their stated principal amount.

•

We may sell additional notes after the date of the applicable pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts specified in the applicable pricing supplement.

•	We may from time to time, without your consent, issue additional underlier-linked notes having the same terms as certain underlier-linked notes previously issued.

Our Redemption Right

If so specified in the applicable pricing supplement, we will have the option to redeem all or part of your notes on the redemption date(s) or under the circumstances specified in the applicable pricing supplement. If we decide to redeem your notes, we will:

•	send a notice of redemption to the holder of your notes and the trustee announcing that we have decided to redeem the notes;

•	specify in the notice of redemption the redemption price that we will pay you in exchange for each of your notes, which will be set forth in the applicable pricing supplement; and

•	specify in the notice of redemption the redemption date when your notes will be mandatorily exchanged; the redemption date will be on or after the initial redemption date specified in the applicable pricing supplement and at least 30 but no more than 60 calendar days after the date the notice of redemption is given.

In addition, if so specified in the applicable pricing supplement, our option to redeem your notes may be conditioned upon the closing level (or the adjusted closing level, if applicable) of the applicable underlier or basket closing level being greater or lower than a threshold level specified in the applicable pricing supplement. For more detail on such price dependent redemption right, see the applicable general terms supplement.

Calculation Agent

Goldman, Sachs & Co. is appointed as the initial calculation agent for the underlier-linked notes as of the date of this product supplement no. 1544. We may appoint a different entity as the calculation agent for your notes or change the calculation agent for your notes without notice to the holders and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs. The calculation agent will make all determinations regarding the interest payments, if applicable; the final underlier or basket level; the underlier or basket return; market disruption events; successor underliers; stated maturity date; determination date; averaging dates, if applicable; business days; trading days; the cash settlement amount and the amount payable on your notes at maturity or upon redemption; and any other determination as applicable or specified in the applicable pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent.

What About Taxes?

The Tax Consequences of an Investment in Your Notes May Be Uncertain

The characterization of the notes for U.S. federal income tax purposes will depend on the terms and conditions of such notes. Depending on the terms and conditions of the notes, the tax consequences of an investment in your notes may be uncertain, both as to the timing and character of any inclusion in income in respect of your notes. The tax discussion set forth below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” addresses certain tax consequences that are generally expected to be applicable to the notes issued off of this product supplement but it does not address the tax treatment of any particular note. Accordingly, tax consequences different than those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement.

If you are a non-U.S. investor, please also read the section of this product supplement no. 1544 called “Supplemental Discussion of U.S. Federal Income Tax Consequences”.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

HYPOTHETICAL RETURNS ON THE UNDERLIER-LINKED NOTES

The following examples, tables and charts are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate hypothetical cash settlement amounts at maturity, assuming all other variables described below remain constant, for a range of underlier or basket performances as they relate to hypothetical issuances of notes linked to a single underlier and notes linked to a basket of underliers.

The information in the tables and charts below reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples, tables and charts below such as prevailing interest rates and the volatility of the underlier or a basket of underliers, as applicable. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

No one can predict what the level of the applicable underlier or basket of underliers will be on the determination date or any of the averaging dates, as applicable, for your notes. The underliers described in the applicable general terms supplement have been highly volatile — meaning that their levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for the future. In addition, any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks of the underlier or underliers to which your notes are linked. Among other things, the return on your notes will not reflect any dividends that may be paid on the underlier stocks, as applicable. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes, see “Additional Risk Factors Specific to the Underlier Notes — The Tax Consequences of an Investment in Your Notes Are Uncertain” below.

The following examples, tables and charts do not reflect interest payments, if any, that may be payable on your notes. We have assumed for the purposes of these examples, tables and charts below that there is no change in or affecting the composition of any underlier or the method by which the relevant underlier is calculated, that there is no change in the relative weighting of any underlier stock for a particular underlier, and that no market disruption event occurs with respect to any underlier.

For these reasons, the actual performance of the applicable underlier or basket of underliers over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below.

The initial underlier or basket level, the upside participation rate, the minimum supplemental amount, the downside participation percentage, the stated maturity date, the determination date, the averaging dates, the weighting multipliers, as applicable that will apply to your notes will be set forth in a pricing supplement prepared specifically for the notes you purchase.

Notes Linked to a Single Underlier without Averaging Dates

Examples for the Case Where the Final Underlier Level Is Greater Than the Initial Underlier Level

If the final underlier level is greater than the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount greater than the face amount of each of your notes. The cash settlement amount will be calculated on the determination date (examples of which are provided below) and will equal the sum of the face amount of each of your notes plus the product of (i) the face amount of each of your notes times (ii) the upside participation rate times (iii) the underlier return, the latter of which is the percentage, if any, by which the final underlier level exceeds the initial underlier level. Accordingly, if the final underlier level is greater than the initial underlier level, the amount payable at maturity per each note will be as follows:

face amount of a note + (face amount of a note x upside participation rate x underlier return)

However, if the applicable pricing supplement specifies a cap level for your notes, the amount payable at maturity per each note will be limited to the lesser of (i) the cash settlement amount calculated as described in the immediately preceding paragraph and (ii) the maximum settlement amount, calculated as follows:

face amount of a note +

(face amount of a note x upside participation rate x	cap level – initial underlier level	)
initial underlier level

The hypothetical examples presented below show how the amount payable on the notes is calculated, when the final underlier level is greater than the initial underlier level, based on key terms and assumptions set forth below.

Example 1: The upside participation rate is greater than 100%.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical upside participation rate:	130%
Hypothetical cap level:	n/a
Hypothetical maximum settlement amount:	n/a

Cash settlement amount =	$1,000 +	($1,000 × 130% ×	1,500 – 1,000)	= $1,650
1,000

In the example above, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount of $1,650. Because the upside participation rate is greater than 100%, the return on your notes is greater than the rate of increase in the closing level of the underlier from the trade date to the determination date.

The table below illustrates the effect of the assumed upside participation rate of 130% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is greater than the hypothetical percentage return on the underlier by 30% due to the upside participation rate of 130%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$4,900	390.0%
200%	3,000	$1,000	$3,600	260.0%
150%	2,500	$1,000	$2,950	195.0%
100%	2,000	$1,000	$2,300	130.0%
75%	1,750	$1,000	$1,975	97.5%
50%	1,500	$1,000	$1,650	65.0%
25%	1,250	$1,000	$1,325	32.5%
20%	1,200	$1,000	$1,260	26.0%
10%	1,100	$1,000	$1,130	13.0%

Example 2: The upside participation rate is less than 100%.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical upside participation rate:	80%
Hypothetical cap level:	n/a
Hypothetical maximum settlement amount:	n/a

Cash settlement amount =	$1,000 +	($1,000 × 80% ×	1,500 – 1,000)	= $1,400
1,000

In the example above, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount of $1,400. Because the upside participation rate is less than 100%, the return on your notes is less than the rate of increase in the closing level of the underlier from the trade date to the determination date.

The table below illustrates the effect of the assumed upside participation rate of 80% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is less than the hypothetical percentage return on the underlier by 20% due to the upside participation rate of 80%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$3,400	240%
200%	3,000	$1,000	$2,600	160%
150%	2,500	$1,000	$2,200	120%
100%	2,000	$1,000	$1,800	80%
75%	1,750	$1,000	$1,600	60%
50%	1,500	$1,000	$1,400	40%
25%	1,250	$1,000	$1,200	20%
20%	1,200	$1,000	$1,160	16%
10%	1,100	$1,000	$1,080	8%

Example 3: The cap level is applicable.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,200
Hypothetical upside participation rate:	130%
Hypothetical cap level:	1,300
Hypothetical maximum settlement amount:	$1,390

Cash settlement amount calculated without regard to the cap level	=	$1,000 +	($1,000 × 130% ×	1,200 – 1,000)	= $1,260
1,000
Maximum settlement amount	=	$1,000 +	($1,000 × 130% ×	1,300 – 1,000)	= $1,390
1,000

In the example above, the cash settlement amount calculated without regard to the cap level is less than the maximum settlement amount. Therefore, the cash settlement amount will equal the cash settlement amount calculated without regard to the cap level, or $1,260. Because the final underlier level is less than the cap level, the return on your notes is not limited by the underlier return at the cap level.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,500
Hypothetical upside participation rate:	130%
Hypothetical cap level:	1,300
Hypothetical maximum settlement amount:	$1,390

Cash settlement amount calculated without regard to the cap level	=	$1,000 +	($1,000 × 130% ×	1,500 – 1,000)	= $1,650
1,000
Maximum settlement amount	=	$1,000 +	($1,000 × 130% ×	1,300 – 1,000)	= $1,390
1,000

In the example above, the cash settlement amount calculated without regard to the cap level is greater than the maximum settlement amount. Therefore, the cash settlement amount will equal the maximum settlement amount, or $1,390. Because the final underlier level is greater than the cap level, the return on your notes is capped based on the maximum settlement amount.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical upside participation rate:	80%
Hypothetical cap level:	1,750
Hypothetical maximum settlement amount:	$1,600

The table below illustrates the effect of the assumed cap level of 1,750, the assumed maximum settlement amount of $1,600 and the assumed upside participation rate of 80% on the hypothetical return on each note for the specified final underlier levels that are greater than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note is capped at 60% regardless of the hypothetical percentage returns on the underlier that exceed 75%, due to the cap level of 1,750, the maximum settlement amount of $1,600 and the upside participation rate of 80%.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
300%	4,000	$1,000	$1,600	60%
200%	3,000	$1,000	$1,600	60%
150%	2,500	$1,000	$1,600	60%
100%	2,000	$1,000	$1,600	60%
75%	1,750	$1,000	$1,600	60%
50%	1,500	$1,000	$1,400	40%
25%	1,250	$1,000	$1,200	20%
20%	1,200	$1,000	$1,160	16%
10%	1,100	$1,000	$1,080	8%

If a cap level applies to your notes, the appreciation potential of the notes will be limited by the maximum settlement amount even if the final underlier level would otherwise imply a much higher return on your notes. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the underlier or the underlier stocks of the underlier.

Examples for the Case Where the Minimum Supplemental Amount Applies

If the applicable pricing supplement does not specify a downside participation percentage, and the underlier return would result in a cash settlement amount less than the face amount plus the minimum supplemental amount, if any is specified, on the stated maturity date for each note you will receive a cash settlement amount equal to the face amount of each of your notes plus the minimum supplemental amount.

Accordingly, the amount payable at maturity per each note will be the greater of:

face amount + (face amount x upside participation rate x basket return)

and

face amount + minimum supplemental amount

Example 4: The minimum supplemental amount is applicable.

In the example below, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which is equal to the $1,000 face amount plus the minimum supplemental amount of $100.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	900
Hypothetical participation rate:	100%
Hypothetical minimum supplemental amount:	$100

If the applicable pricing supplement specifies a minimum supplemental amount of $100,

Cash Settlement Amount = $1,000 + $100 = $1,100

In the example above, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which is equal to the $1,000 face amount plus the minimum supplemental amount of $100.

The table below illustrates the effect of the assumed hypothetical minimum supplemental amount on the hypothetical return on each note for the specified final underlier levels that are greater than, equal to or less than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
5%	1,050	$1,000	$1,100.0	10.00%
0%	1,000	$1,000	$1,100.0	10.00%
-10%	900	$1,000	$1,100.0	10.00%
-20%	800	$1,000	$1,100.0	10.00%
-25%	750	$1,000	$1,100.0	10.00%
-50%	500	$1,000	$1,100.0	10.00%
-75%	250	$1,000	$1,100.0	10.00%
-100%	0	$1,000	$1,100.0	10.00%

Examples for the Case Where the Applicable Pricing Supplement Specifies a Downside Participation Percentage and the Final Underlier Level is Equal to or Less Than the Initial Underlier Level

If the applicable pricing supplement specifies a downside participation percentage, and if the final underlier level is equal to the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount equal to the face amount of each of your notes. If the applicable pricing supplement specifies a downside participation percentage, and if the final underlier level is less than the initial underlier level, on the stated maturity date for each note you will receive a cash settlement amount less than the face amount of each of your notes. Accordingly, if the final underlier level is equal to or less than the initial underlier level, the amount payable at maturity per each note will be as follows:

if the final underlier level is equal to the initial underlier level,

face amount of a note

If the underlier return is negative but greater than the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x underlier return)

If the underlier return is negative and less than or equal to the downside participation percentage, the cash settlement amount will be calculated as follows:

cash settlement amount = face amount + (face amount x downside participation percentage)

Example 5: The downside participation percentage is applicable.

In the example below, since the final underlier level of 1,000 is equal to the initial underlier level of 1,000, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount, which will in turn equal the $1,000 face amount.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	1,000
Hypothetical downside participation percentage:	-15%

In the example below, since the underlier return is less than 0, but greater than the downside participation percentage, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount of $900.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	900
Hypothetical downside participation percentage:	-15%

Cash settlement amount	=	$1,000 +	($1,000 ×	900 – 1,000)	= $900
1,000

In the example below, since the underlier return is less than 0, and less than or equal to the downside participation percentage, the amount payable at maturity per $1,000 face amount will equal the cash settlement amount of $850.

Key Terms and Assumptions

Face amount of a note:	$1,000
Hypothetical initial underlier level:	1,000
Hypothetical final underlier level:	700
Hypothetical downside participation percentage:	-15%

Cash settlement amount = $1,000 + ($1,000 x -15%) = $850

The table below illustrates the hypothetical return on each note for the specified final underlier levels that are equal to or less than the initial underlier level. However, the table below does not cover the complete range of possible amounts payable on the stated maturity date. The hypothetical percentage return on a note decreases at the rate of one-for-one when the hypothetical percentage returns on the underlier are below 0% until the underlier return equals the downside participation percentage.

Hypothetical Percentage Return on Underlier	Hypothetical Final Underlier Level	Face Amount	Hypothetical Cash Settlement Amount	Hypothetical Percentage Return on $1,000 Note
0%	1,000	$1,000	$1,000	0%
-10%	900	$1,000	$ 900	-10%
-20%	800	$1,000	$ 850	-15%
-25%	750	$1,000	$ 850	-15%
-50%	500	$1,000	$ 850	-15%
-75%	250	$1,000	$ 850	-15%
-100%	0	$1,000	$ 850	-15%

Charts Illustrating the Relationship of the Hypothetical Cash Settlement Amounts and the Hypothetical Final Underlier Levels

The following charts are graphical illustrations of hypothetical cash settlement amounts (expressed as a percentage of the face amount of a note) that we would deliver to the holder of your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis, based on the assumptions noted below. However, the charts below do not cover the complete range of the relationships between possible cash settlement amounts and final underlier levels on the stated maturity date.

Chart 1: The upside participation rate is greater than 100%; a cap level is specified; no minimum supplemental amount or downside participation percentage is specified

The chart above shows that any hypothetical final underlier level that is equal to or less than the initial underlier level (the section on or left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is equal to 100% of the face amount of a note (the horizontal line that crosses the 100% marker on the vertical axis). On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the section above the 100% marker on the vertical axis). Further, any hypothetical final underlier level that is greater than or equal to the initial underlier level (the section on and right of the 100% marker on the horizontal axis) but less than the cap level (the section left of the “Cap Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than or equal to 100% of the face amount of a note (the section on or above the 100% marker on the vertical axis. Finally, any hypothetical final underlier level that is greater than or equal to the cap level (the section on or right of the “Cap Level” marker on the horizontal axis) would result in a capped hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the dotted line perpendicular to the horizontal axis).

Chart 2: The upside participation rate is equal to 100%; no cap level is specified; a minimum supplemental amount is specified

The chart above shows that any hypothetical final underlier level that is equal to or less than the initial underlier level (the section on or left of the 100% marker on the horizontal axis) or that represents a return less than the return provided by the minimum supplemental amount would result in a hypothetical cash settlement amount that is equal to 100% of the face amount of a note plus the minimum supplemental amount. On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100% marker on the horizontal axis) and that represents a return greater than the return provided by the minimum supplemental amount would result in a hypothetical cash settlement amount that is greater than the face amount plus the minimum supplemental amount.

Chart 3: The upside participation rate is greater than 100%; a cap level is specified; a downside participation percentage is specified

The chart above shows that any hypothetical final underlier level that is less than the initial underlier level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is less than 100% of the face amount of a note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. If the underlier return is less than zero but greater than the downside participation percentage (the section left of the 100% marker on the horizontal axis but right of the return represented by the downside participation percentage) the hypothetical cash settlement amount will be reduced from 100% of the face amount of a note on a one-for-one basis. However if the underlier return is less than or equal to the downside participation percentage (the section left of the return represented by the downside participation percentage) you will received a return based on the downside participation percentage. On the other hand, any hypothetical final underlier level that is greater than or equal to the initial underlier level (the section on and right of the 100% marker on the horizontal axis) but less than the cap level (the section left of the “Cap Level” marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than or equal to 100% of the face amount of a note (the section on or above the 100% marker on the vertical axis). In addition, any hypothetical final underlier level that is greater than or equal to the cap level (the section on or right of the “Cap Level” marker on the horizontal axis) would result in a capped hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the line perpendicular to the horizontal axis that is right of the “Cap Level” marker on the horizontal axis).

Chart 4: The upside participation rate is less than 100%; no cap level is specified; a minimum supplemental amount is specified

The chart above shows that any hypothetical final underlier level that is equal to or less than the initial underlier level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100% of the face amount of a note (the line perpendicular to the horizontal axis that is left of the 100% marker on the horizontal axis) due to the minimum supplemental amount. On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100% marker on the horizontal axis) and that represents a return greater than the return provided by the minimum supplemental amount would result in a hypothetical cash settlement amount that is greater than the face amount plus the minimum supplemental amount. However, since the upside participation rate is less than 100%, the rate of increase in the hypothetical cash settlement amounts is also less than the return of the final underlier levels.

Notes Linked to a Basket of Underliers without Averaging Dates

At maturity, if the final basket level is greater than the initial basket level, for each of your notes you will receive a cash settlement amount greater than the face amount of each of your notes.

The cash settlement amount at maturity per each note, if the final basket level is greater than or equal to the initial basket level, is the greater of:

face amount + (face amount x upside participation rate x basket return)

and

face amount + minimum supplemental amount

The tables under “— Notes Linked to a Single Underlier without Averaging Dates” can also be used to illustrate the hypothetical amount payable at maturity on each note for a range of hypothetical percentage changes in the closing levels of the underliers in the basket. However, it is important to understand that the basket returns are based on the weighted returns of each basket underlier included in the basket, which can offset one another. The following examples assume an initial basket level of 100.

Example 6: All Underliers in the Basket Have Positive Returns, No Minimum Supplemental Amount Specified

Basket Underlier	Hypothetical Underlier Level	Hypothetical Weighting Percentage	Hypothetical Weighting Multiplier	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	33.34%	0.1667	220	10%	36.674
Underlier B	800	33.36%	0.0417	880	10%	36.696
Underlier C	1500	33.30%	0.0222	1650	10%	36.630
					Final Basket Level:	110
					Basket Return:	10%

The final basket level is the sum of the products, as calculated for each basket underlier, of the applicable final underlier level times the corresponding weighting multiplier. The basket return is the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. Assuming that no cap level is specified and that a hypothetical upside participation rate of 130% is applicable, the cash settlement amount is calculated as follows:

Cash settlement amount = $1,000 + ($1,000 × 130% × 10%) = $1,130

Therefore, in this example, the hypothetical amount payable at maturity per note will equal the cash settlement amount of $1,130. Because the upside participation rate is greater than 100%, the return on your notes is greater than the rate of increase in the basket closing level from the trade date to the determination date.

Example 7: Mixed Returns of Underliers in the Basket, No Minimum Supplemental Amount or Downside Participation Percentage Specified

In the table below, two of the three underliers of the basket have a positive underlier return, but these positive returns are offset by a negative return of the basket underlier with the greatest weighting percentage in the basket.

Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Weighting Percentage	Hypothetical Weighting Multiplier	Hypothetical Final Underlier Level	Hypothetical Underlier Return	Final Underlier Level × Weighting Multiplier
Underlier A	200	50%	0.25000	120	-40.00%	30.00
Underlier B	800	25%	0.03125	840	5.00%	26.25
Underlier C	1500	25%	0.01667	1600	6.67%	26.672
					Final Basket Level:	82.92
					Basket Return:	-17.08%

The basket return in this example is -17.08%. Regardless of the upside participation rate, the cash settlement amount will be $1,000 because the final basket level is less than the initial basket level (as evidenced by the negative basket return), and the cash settlement amount at maturity per $1,000 face amount of your notes will be the $1,000 face amount.

To see how a cap level, an upside participation rate of less than 100%, a minimum supplemental amount, a downside participation percentage or averaging dates affect the calculation of the cash settlement amount at maturity for notes linked to a basket of underliers, please refer to the relevant examples described in “—Notes Linked to a Single Underlier without Averaging Dates” and “—Notes with Averaging Dates,” which would also apply to notes linked to a basket of underliers.

Notes with Averaging Dates

In the case of notes with averaging dates, the cash settlement amount will be based on the final underlier or basket level, which will equal the arithmetic average of the closing levels of the underlier or the basket closing levels on each of the averaging dates (four in the examples below) specified in the applicable pricing supplement. Because the value of the underlier or basket of underliers may be subject to significant fluctuations over the period covered by the averaging dates, it is not possible to present a chart or table illustrating the complete range of possible cash settlement amounts on the stated maturity date. The examples of the hypothetical cash settlement amount calculations that follow are intended to illustrate the effect of general trends in the closing levels of the underlier or the basket over such period on the amount payable to you at maturity. However, the underlier or basket of underliers may not increase or decrease over such period in accordance with any of the trends depicted by the hypothetical examples below.

The following four cases illustrate the cash settlement amounts at maturity on each note for a range of closing levels of an underlier or basket in a hypothetical issuance with four averaging dates and demonstrate the impact of basing the calculation of the cash settlement amount on the final underlier or basket level as determined over the averaging dates, assuming the face amount of $1,000 and a hypothetical initial underlier or basket level of 100.

    Example 8: Averaging Dates, no Cap Level, Minimum Supplemental Amount or Downside Participation Percentage are Specified

	Case 1	Case 2	Case 3	Case 4
	Closing Level	Closing Level	Closing Level	Closing Level
1st Averaging Date	130	110	130	95
2nd Averaging Date	140	100	140	90
3rd Averaging Date	150	90	120	85
Last Averaging Date	160	80	100	125
Hypothetical Final Underlier/Basket Level	145.00	95.00	122.50	98.75
Hypothetical Upside Participation Rate	110%	110%	110%	110%
Payment Amount at Maturity on a $1,000 Face Amount	$1,495	$1,000	$1,247.50	$1,000

•

In Case 1, the underlier or basket closing levels increase on each averaging date but, due to the averaging of the closing levels of the underlier or basket of underliers over the averaging dates, the final underlier or basket level of 145 is lower than the closing level of 160 on the last averaging date. At maturity, for each note, the investor receives a cash settlement amount of $1,495. The return on the notes at maturity represents a 49.50% increase above the $1,000 face amount, which is less than the simple underlier or basket return of 60% over the life of the notes.

•

In Case 2, the underlier or basket closing levels decrease on each averaging date. The averaging of the closing levels over the averaging dates results in a final underlier or basket level of 95, which is higher than the closing level of 80 on the last averaging date. But, because the final underlier or basket level is less than the initial underlier or basket level, the investor receives the $1,000 face amount for each note at maturity, even though the underlier or basket of underliers declines by 5% over the life of the notes. If a downside participation percentage was specified, an investor would receive less than the $1,000 face amount for each note at maturity.

•

In Case 3, the underlier or basket closing levels reach a high of 140 on the second averaging date and decline on subsequent averaging dates. At maturity, the final underlier or basket level of 122.50 is higher than the closing level of 100 on the last averaging date. At maturity, for each note the investor receives a cash settlement amount of $1,247.50. The return on the notes at maturity represents a 24.75% increase above the $1,000 face amount, even though the simple underlier or basket return over the life of the notes is 0%.

•

In Case 4, the underlier or basket closing levels decline on each of the first three averaging dates to a low of 85 and increase on the last averaging date. At maturity, the final underlier or basket level of 98.75 is less than the closing level of 125.50 on the final averaging date. Because the final underlier or basket level is also less than the initial underlier or basket level, an investor receives only the $1,000 face amount for each note at maturity, although the simple underlier or basket return over the life of the notes is 25%. If a downside participation percentage was specified, an investor would receive less than the $1,000 face amount for each note at maturity.

We cannot predict the actual final underlier level or final basket level for your notes, nor can we predict the relationship between the underlier or basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on various terms we will set in the relevant pricing supplement and the actual final underlier or basket level determined by the calculation agent as described above (and, in the case of the rate of return, the price at which you purchase your notes). Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO THE UNDERLIER-LINKED NOTES

An investment in your notes is subject to the risks described below as well as the risks described in the applicable pricing supplement, the applicable general terms supplement and under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19. 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the equity indices or exchange traded funds to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

If a Downside Participation Percentage is Specified, You May Lose Part of Your Investment in the Notes

If a downside participation percentage is specified, you can lose part of your investment in the notes. Our cash payment on your notes on the stated maturity date will be based on the performance of the applicable underlier or basket of underliers on the determination date or each of the averaging dates, as applicable, over its level on the trade date. If the applicable pricing supplement specifies a downside participation percentage, and if the underlier or basket return is less than 0%, then you will lose 1% times the face amount of your notes for every 1% negative underlier or basket return with a loss up to the downside participation percentage.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of the applicable pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models. The amount of this excess will initially equal the difference between the original issue price (minus the underwriting discount and commissions) and the estimated value of the notes on the trade date as set forth on the cover of the applicable pricing supplement for your notes, and will decline on a straight line basis over a period to be specified in the applicable pricing supplement for your notes. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its customary bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of the applicable pricing supplement for your notes, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its customary bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier or basket of underliers, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Potential for the Value of Your Notes to Increase May Be Limited

If the applicable pricing supplement specifies that your notes are subject to a cap level, your ability to participate in any change in the value of the underlier or basket of underliers over the life of the notes will be limited. If so specified, the maximum settlement amount will limit the amount in cash that you may receive for each of your notes at maturity, no matter how much the level of the underlier or basket of underliers, as applicable, may rise beyond the cap level over the life of the notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier or basket of underliers.

In addition, if the upside participation rate specified in the applicable pricing supplement is less than 100% and at maturity the final underlier or basket level exceeds the initial underlier or basket level, the amount in cash you will receive at maturity will be less than the amount you would have otherwise received if you invested directly in the underlier or basket of underliers. This is because a participation rate of less than 100% will have the effect of reducing your exposure to any underlier or basket returns.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

Your Notes May Not Have an Active Trading Market

We do not expect your notes will be listed or displayed on any securities exchange or included in any interdealer market quotation system, and as a result there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the volatility—i.e., the frequency and magnitude of changes—of the levels of the underlier or basket of underliers;

•	whether your notes are linked to a single underlier or a basket of underliers;

•

the level of the underlier or basket of underliers to which your notes are linked, the upside participation rate, the weighting multipliers, the cap level, downside participation percentage or the minimum supplemental amount, as applicable;

•	the dividend rates of the stocks underlying the underlier or basket of underliers;

•

economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the underlier or basket of underliers, and which may affect the closing level of the underlier or the basket closing level;

•	interest rates and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the applicable underlier or basket of underliers based on their historical performance.

If the Levels of the Underliers or Basket of Underliers Change, the Market Value of Your Notes May

Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier or basket of underliers. Changes in the levels of the underlier or basket of underliers may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Amount Payable on Your Notes May Be Linked to the Closing Levels of the Underlier or

Basket of Underliers on a Specified Number of Averaging Dates

If specified in the applicable pricing supplement, the underlier or basket of underliers will be based on the arithmetic average of the closing levels of the underlier or basket of underliers, as applicable, on each of the specified averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the underlier or basket of underliers over the life of your notes. For example, if the closing level of a particular underlier or basket of underliers dramatically surged on the last of five averaging dates (in other words, the determination date), the amount payable for each of your notes may be significantly less than it would have been had the amount payable been linked only to the closing level of the underlier or basket of underliers on that last averaging date.

Certain U.S. Federal Tax Considerations

The characterization of the notes for U.S. federal income tax purposes will depend on the terms and conditions of such notes. Depending on the terms and conditions of the notes, the tax consequences of an investment in your notes may be uncertain, both as to the timing and character of any inclusion in income in respect of your notes. The tax discussion set forth below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” addresses certain tax consequences that are generally expected to be applicable to the notes issued using this product supplement but it does not address the tax treatment of any particular note. Accordingly, tax consequences different than those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement.

If you are a non-U.S. investor, please also read the section of this product supplement no. [ ] called “Supplemental Discussion of U.S. Federal Income Tax Consequences”.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Considerations For Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the underlier-linked notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the underlier-linked notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the underlier-linked notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

GENERAL TERMS OF THE UNDERLIER-LINKED NOTES

In addition to the terms described on pages S-1 to S-7 of this product supplement no. 1544, the following general terms will apply to the underlier-linked notes, including your notes:

Underlier, Basket Underlier, Underlier Sponsor and Underlier Stocks

In this product supplement no. 1544, when we refer to an underlier, we mean the applicable underlier specified in the applicable pricing supplement, or any successor underlier, as such underlier or successor underlier may be modified, replaced or adjusted from time to time as described in the applicable general terms supplement. When we refer to a basket underlier, we mean the applicable underlier included in the basket of underliers specified in the applicable pricing supplement, or any successor underlier, as such underlier or successor underlier may be modified, replaced or adjusted from time to time as described in the applicable general terms supplement. When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlier as then in effect, if applicable. When we refer to the underlier stocks as of any time, except as otherwise stated herein or in any applicable pricing supplement hereto, we mean the stocks that comprise the applicable underlier or basket underlier, or any constituent underlier of such underlier or basket underlier, as then in effect, after giving effect to any additions, deletions or substitutions. If applicable, when we refer to constituent indices as of any time, except as otherwise stated herein or in any applicable pricing supplement hereto, we mean the component indices that may comprise the applicable underlier as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

On the stated maturity date, we will exchange each of your notes for the cash settlement amount subject to adjustments and modifications as described below.

Cash Settlement Amount for Notes Without a Downside Participation Percentage

This subsection entitled “— Cash Settlement Amount for Notes Without Downside Participation Percentage” is applicable to your notes if the applicable pricing supplement does not specify a downside participation percentage for your notes.

Notes Linked to a Single Underlier. The cash settlement amount will equal the greater of (1) the face amount of each of your notes plus an additional amount equal to the product of the upside participation rate (as described below) times 1% of the face amount of each of your notes for every 1% positive underlier return, subject to adjustment described under “— Cash Settlement Amount for Notes Subject to Cap Level — Notes Linked to a Single Underlier” below if the applicable pricing supplement specifies a cap level and (2) the face amount plus the minimum supplemental amount, if any is specified. Since the applicable underlier return will be a positive percentage or the minimum supplemental amount will apply, the cash settlement amount will be greater than or equal to the face amount of each of your notes.

•	The upside participation rate will be a positive percentage, which may be greater than, equal to or less than 100%, specified in the applicable pricing supplement.

•	The underlier return will equal the result of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

•

The final underlier level will equal the closing level of the underlier on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the closing levels of the underlier on each of the specified averaging dates, subject to adjustment as described in the applicable general terms supplement or the applicable pricing supplement.

•	The initial underlier level will be specified in the applicable pricing supplement.

•

Unless otherwise specified in the applicable pricing supplement, the minimum supplemental amount will equal $0. If the applicable pricing supplement so provides, the minimum supplemental amount will be an amount greater than $0. If a minimum supplemental amount is specified in the applicable pricing supplement, the cash settlement amount for your notes will equal the greater of (i) the cash settlement amount calculated as described above and (ii) the face amount plus the minimum supplemental amount specified in the applicable pricing supplement.

Notes Linked to a Basket of Underliers. The cash settlement amount will equal the greater of (1) the face amount of each of your notes plus an additional amount equal to the product of the upside participation rate (as described below) times 1% of the face amount of each of your notes for every 1% positive basket return, subject to adjustment described under “— Cash Settlement Amount for Notes Subject to Cap Level — Notes Linked to a Basket of Underliers” below if the applicable pricing supplement specifies a cap level and (2) the face amount plus the minimum supplemental amount, if any is specified. Since the applicable basket return will be a positive percentage or the minimum supplemental amount will apply, the cash settlement amount will be greater than or equal to the face amount of each of your notes.

•	The basket return will equal the result of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level.

•

The final basket level will be the basket closing level on the determination date or, if the applicable pricing supplement specifies multiple averaging dates, the arithmetic average of the basket closing levels on each of the specified averaging dates, subject to adjustments as described in the applicable general terms supplement or the applicable pricing supplement.

•

The basket closing level on any given trading day will equal the sum of the products, as calculated for each basket underlier, of the closing level for such basket underlier on such trading day multiplied by its respective weighting multiplier, subject to adjustment as described in the applicable general terms supplement or the applicable pricing supplement.

•	A basket underlier refers to any underlier in the specified basket of underliers.

•

A weighting multiplier for a basket underlier is a positive amount specified in the applicable pricing supplement, which is expected to equal the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier, as set forth in the applicable pricing supplement for your notes, subject to adjustment as described in the applicable general terms supplement or the applicable pricing supplement.

•

The weighting percentage for each basket underlier will be the applicable percentage weight within the basket provided for such basket underlier as specified in the applicable pricing supplement. The sum of the weighting percentages for all of the underliers in the basket will be 100%.

•	The initial basket level will be specified in the applicable pricing supplement.

Cash Settlement Amount for Notes With a Downside Participation Percentage

This subsection entitled “— Cash Settlement Amount for Notes With a Downside Participation Percentage” is applicable to your notes if the applicable pricing supplement specifies a downside participation percentage for your notes. If the applicable pricing supplement provides a downside participation percentage, the downside participation percentage will be a specified percentage (less than 0% ).

Notes Linked to a Single Underlier. If the final underlier level is greater than or equal to the initial underlier level, the cash settlement amount will be determined as described under “— Cash Settlement Amount for Notes Without a Downside Participation Percentage — Notes Linked to a Single Underlier” above.

If the final underlier is less than the initial underlier level, the cash settlement amount will equal the face amount of each of your notes minus 1% of the face amount of each of your notes for every 1% negative underlier return with a loss up to the downside participation percentage. In such a case, the cash settlement amount will be less than the face amount of each of your notes and your return could be as low as the downside participation percentage.

•	The downside participation percentage will be a negative percentage specified in the applicable pricing supplement.

Notes Linked to a Basket of Underliers. If the final basket level is greater than or equal to the initial basket level, the cash settlement amount will be determined as described under “— Cash Settlement Amount for Notes Without a Downside Participation Percentage— Notes Linked to a Basket of Underliers” above.

If the final basket level is less than the initial basket level, the cash settlement amount will equal the face amount of each of your notes minus 1% of the face amount of each of your notes for every 1% negative basket return with a loss up to the downside participation percentage. In such a case, the cash settlement amount will be less than the face amount of each of your notes and your return could be as low as the downside participation percentage.

Cash Settlement Amount for Notes Subject to Cap Level

The cash settlement amount for your notes will be modified as described under this subsection entitled “— Cash Settlement Amount for Notes Subject to Cap Level” only if the applicable pricing supplement specifies a cap level for your notes. If the applicable pricing supplement so provides, the cap level will be a specified percentage (which will be greater than 100%) of the initial underlier or basket level.

Notes Linked to a Single Underlier. If a cap level is specified in the applicable pricing supplement, the cash settlement amount will equal the lesser of (i) the cash settlement amount calculated as described under the subsection entitled “— Cash Settlement Amount for Notes Without a Downside Participation Percentage — Notes Linked to a Single Underlier” or “— Cash Settlement Amount for Notes With a Downside Participation Percentage — Notes Linked to a Single Underlier” above, as the case may be, and (ii) the maximum settlement amount.

•

The maximum settlement amount in this case is an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of (A) the face amount of each of your notes times (B) the upside participation rate times (C) the quotient of (1) the cap level minus the initial underlier level divided by (2) the initial underlier level.

Because of the formula we use to calculate the maximum settlement amount, the cash settlement amount calculated under this subsection entitled “— Cash Settlement Amount for Notes Subject to Cap Level” will always be less than the cash settlement amount calculated without regard to the cap level if the final underlier level is greater than the cap level.

Notes Linked to a Basket of Underliers. If a cap level is specified in the applicable pricing supplement, the cash settlement amount will equal the lesser of (i) the cash settlement amount calculated as described under the subsection entitled “—Cash Settlement Amount for Notes Without a Downside Participation Percentage — Notes Linked to a Basket of Underliers” or “— Cash Settlement Amount for Notes Without a Downside Participation Percentage — Notes Linked to a Basket of Underliers” above, as the case may be, and (ii) the maximum settlement amount.

•

The maximum settlement amount in this case is an amount in cash equal to the sum of (i) the face amount of each of your notes plus (ii) the product of (A) the face amount of each of your notes times (B) the upside participation rate times (C) the quotient of (1) the cap level minus the initial basket level divided by (2) the initial basket level.

Because of the formula we use to calculate the maximum settlement amount, the cash settlement amount calculated under this subsection entitled “— Cash Settlement Amount for Notes Subject to Cap Level” will always be less than the cash settlement amount calculated without regard to the cap level if the final basket level is greater than the cap level.

Role of Calculation Agent

The calculation agent, in its sole discretion, will make all determinations regarding the interest payment, if applicable; the final underlier or basket level; the underlier return, the basket return; market disruption events; successor indices; stated maturity date; determination date; averaging dates, if applicable; business days, trading days; the default amount; the cash settlement amount and the amount payable on your notes at maturity or upon redemption; and any other determination as applicable or specified in the applicable pricing supplement. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this product supplement no. 1544 is the firm serving in that role as of the issue date of your notes, unless otherwise specified in the applicable pricing supplement. We may change the calculation agent after the issue date without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below. The original price of the notes includes the calculation agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the notes and the cost of hedging our obligations.

In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the underlier (in the case of exchange-traded funds), the underlier stocks, listed or over-the-counter options, futures and/or other instruments linked to the underliers, constituent indices of such underlier, the underlier stocks, foreign currencies or other instruments linked to the underliers, constituent indices of such underlier, the underlier stock, indices designed to track the performance of the relevant equity markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the underliers, one or more of the constituent indices thereof, as applicable, the underlier stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

—

expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the underliers, some or all of the constituent indices of such underlier or some or all underlier stocks or foreign currencies;

—	may take or dispose of positions in the securities of the underlier stock issuers themselves or the underlier (in the case of exchange-traded funds);

—

may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the stock exchanges or other components of the equity markets;

—

may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser; and/or

—	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen, euro, British pound sterling or other foreign currency or currencies.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the underliers, the constituent indices of such underliers, as applicable, the underlier stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the underliers, the underlier stocks or the foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the underlier stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the underliers, constituent underliers thereof or the foreign currencies, some or all of the underlier stocks, constituent indices or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets, as applicable.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes at maturity. See the applicable general terms supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. This section applies to you only if you hold your notes as a capital asset for tax purposes and if your notes have a term of one year or less, it assumes that you do not have a taxable year that closes between the determination date and the maturity date for the notes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

—	a dealer in securities or currencies;

—	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

—	a bank;

—	a life insurance company;

—	a tax-exempt organization;

—	a person that owns the notes as a hedge or that is hedged against interest rate risks;

—	a person that owns the notes as part of a straddle or conversion transaction for tax purposes;

—	or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

The following discussion addresses certain tax consequences that are generally expected to be applicable to the notes issued off of this product supplement but it does not address the tax treatment of any particular note. Accordingly, tax consequences different from those described herein may be applicable to any particular note. The tax consequences for a particular note will be discussed in the applicable pricing supplement.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

—	a citizen or resident of the United States;

—	a domestic corporation;

—	an estate whose income is subject to U.S. federal income tax regardless of its source;

—

or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “—United States Alien Holders” below.

U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes

Unless otherwise indicated in the applicable pricing supplement, we intend to treat the notes issued pursuant to this product supplement as indebtedness for U.S. federal income tax purposes and except as provided below under “—U.S. Federal Income Tax Treatment of the Notes Other Than as Indebtedness for U.S. Federal Income Tax Purposes”, the balance of this summary assumes that the notes are treated as indebtedness for U.S. federal income tax purposes. However, the treatment of a note as indebtedness for U.S. federal income tax purposes depends on a number of factors, and if the notes are not properly treated as indebtedness for U.S. federal income tax purposes, the U.S. federal income tax treatment of investors in such notes may be different from that described below.

For a detailed discussion of the treatment of the notes as indebtedness for U.S. federal income tax purposes, see “United States Taxation—Taxation of Debt Securities” in the prospectus.

Where the term of your notes is more than one year

If the term of your notes is more than one year, your notes will be treated as a single debt instrument subject to special rules governing contingent payment instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

If your notes provide for a call right or a put right, it is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date of your notes should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

The comparable yield and projected payment schedule will be provided to you in each applicable pricing supplement. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If, during any taxable year, you receive actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent payment debt instrument regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, redemption or repurchase of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Notwithstanding the foregoing, special rules will apply if a contingent payment on a note becomes fixed more than six months prior to its scheduled date of payment. Generally, in such a case, you will be required to account for the difference between the present value of the fixed payment and the present value of the projected payment as either a positive adjustment or a negative adjustment (i.e., either as additional original issue discount or as an offset to future original issue discount or as an ordinary loss, as appropriate) on the date the payment becomes fixed. Notwithstanding the preceding sentence, if all remaining contingent payments become fixed substantially contemporaneously, any positive or negative adjustment is taken into account in a reasonable manner over the remaining term of the note. In addition, the projected payment schedule will generally be modified prospectively to reflect the fixed amount of the payment, and no further adjustment will be made when the payment is actually made. The adjusted issue price of the note, your tax basis, in the note and the character of any gain or loss on the sale of the note could also be affected. You should consult your own tax advisor concerning these special rules.

If you purchase your notes at a price other than their adjusted issue price as determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously projected to be made on the notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously projected to have been made on the notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

Where your notes have a term of one year or less

If your notes have a term of one year or less, your notes will be treated as contingent short-term debt for U.S. federal income tax purposes. Although there is no authority that specifically addresses the tax treatment of contingent short-term notes, it is likely that, unless otherwise provided in the applicable pricing supplement, you should not recognize any income prior to the maturity of the notes. The discussion below is only applicable to you if your taxable year does not end on a day that is between the determination date and the maturity date.

If you are an initial purchaser of the notes, upon the maturity of your notes you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your notes at such time and the amount you paid for your notes. Upon a sale or exchange of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange, unless you sell or exchange your notes between the determination date and the maturity date, in which case it would be reasonable for you to generally treat any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. The deductibility of capital losses is subject to limitations.

If you are a secondary purchaser of the notes, you should be treated in the same manner as described above with respect to initial purchasers except that if you purchase your notes at a discount from their principal amount (i) and hold them until maturity, it would be reasonable for you to treat any income you recognize as short-term capital gain to the extent of the excess of the principal amount of your notes over the amount you paid for your notes and to treat any loss you recognize as short-term capital loss, or (ii) sell or exchange them between the final valuation date and the maturity date, any gain that you recognize upon such sale or exchange should be treated as short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your notes and the amount you paid for your notes.

The application of the short-term debt rules to your notes is not entirely clear, and alternative treatments are possible. For example, it is possible that interest should be treated as accruing over the term of your notes, in which case such accrued interest will be treated in the manner described under “United States Taxation — Taxation of Debt Securities — United States Holders — Short-Term Debt Securities” in the accompanying prospectus.

Certain Other Debt Securities

Certain notes that we intend to treat as indebtedness for U.S. federal income tax purposes may be subject to special rules. The applicable pricing supplement will discuss the principal U.S. federal income tax consequences with respect to notes that are subject to any special rules not described in the accompanying prospectus or herein.

U.S. Federal Income Tax Treatment of the Notes Other Than as Indebtedness for U.S. Federal Income Tax Purposes

Certain Notes Treated as Pre-Paid Derivative Contracts

We may treat certain notes as pre-paid forward contracts or pre-paid derivative contracts (which are income bearing pre-paid forward contracts or pre-paid derivative contracts if the notes bear a coupon) for U.S. federal income tax purposes. The applicable pricing supplement will indicate whether we intend to treat a note as a pre-paid forward contract or pre-paid derivative contract for U.S. federal income tax purposes. This section describes the principal U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of a note that we intend to treat as a pre-paid forward contract or pre-paid derivative contract.

Although this section is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how the notes described in this section should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Under one reasonable approach, the notes described in this section should be treated as pre-paid forward contracts or pre-paid derivative contracts (which are income-bearing pre-paid forward contracts or pre-paid derivative contracts if the notes bear a coupon) in respect of the underlier or basket of underliers. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or judicial ruling to the contrary — to characterize the notes for all tax purposes as pre-paid forward contracts or pre-paid derivative contracts (which are income-bearing pre-paid forward contracts or pre-paid derivative contracts if the notes bear a coupon) in respect of the underlier or basket of underliers, as specified in the applicable pricing supplement. Except as otherwise noted below, the discussion herein assumes that the notes will be so treated.

If your notes bear a coupon, it is likely that any coupon will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to coupons) and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the note. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid coupon, if any, with respect to your notes. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss, except to the extent attributable to accrued but unpaid coupon, if any, with respect to your notes. Any resulting character mismatch may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

We will not attempt to ascertain whether any component of an underlier would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of an underlier were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to information filed with the SEC with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of an underlier is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments if your notes have a term of more than one, as described in detail above under “—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes— Where the term of your notes is more than one year.” If your notes have a term of one year or less, the Internal Revenue Service may assert that your notes should be treated as short-term debt instruments, as described in detail above under “—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes— Where your notes have a term of one year or less.”

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that differ from those described above. For example, if your notes bear a coupon, your notes could also be treated as a unit consisting of a cash-settled forward contract (the “Forward Contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlie or basket of underliers under the Forward Contract (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the notes, your notes would likely be treated for U.S. federal income tax purposes in the same manner as a pre-paid interest-bearing Forward Contract as described above. If, however you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the Forward Contract and the Cash Deposit based on the respective fair market value of each on the date of the purchase. If the portion of your purchase price allocated to the Cash Deposit is at a discount from, or is in excess of , the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” and “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” with respect to the Cash Deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

If your notes bear a coupon, it is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract. If your notes bear a coupon, it is also possible that the coupon payments would not be treated as interest for U.S. federal income tax purposes, but instead would be treated in some other manner. For example, the coupon payments could be treated all or in part as contract fees in respect of a forward contract, and the U.S. federal income tax treatment of such contract fees is uncertain. In addition, if your notes provide a fixed supplemental amount of return irrespective of the performance of the underlier or basket of underliers, it is possible that the Internal Revenue Service may take the position that you are required to accrue the supplemental amount in ordinary income over the life of your notes or that it should be characterized as ordinary income upon the maturity of the notes irrespective of the amount you receive upon the maturity of your notes.

In addition, if your notes are properly treated as a pre-paid forward or derivative contract (or income-bearing forward or derivative contract), the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to notes that have a term in excess of one year if the underlier is or if the basket includes one or more underliers that are exchange traded funds or other “pass-thru entities” (as defined in Section 1260(c)(2)). If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes could be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain).

Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the notes. It is also possible that your notes could be treated in the manner described above, except that (i) any gain or loss that you recognize at maturity would be treated as ordinary gain or loss or (ii) you should not include the coupon, if any, in income as you receive them but instead you should reduce your basis in your notes by the amount of the coupon payments that you receive. In addition, it is possible that you could recognize gain when there is a change to the components of the underlier or any of the underliers that comprise the basket. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired such notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

If, according to the applicable pricing supplement, we intend to treat the note as indebtedness for U.S. federal income tax purposes and such note is at least ninety percent principal protected, please see the discussion under “United States Taxation— Taxation of Debt Securities— United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. The remainder of this section is not applicable to you.

If we intend to treat the notes as pre-paid forward contracts or pre-paid derivative contracts in respect of the underlie or basket of underliers and your notes bear a coupon, because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments (including any coupon payments on your notes at maturity) made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. Similarly, If we intend to treat the notes as indebtedness and such notes are not at least ninety percent principal protected, because the U.S. federal income tax treatment of the notes (including the applicability of withholding) is uncertain, in the absence of further guidance, we intend to withhold on payments of interest (including any interest payments on your notes at maturity) made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. In such case, we will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to coupon payments or interest payments made to you if: (i) the coupon payments or interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments or interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, regardless of whether we intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Backup Withholding and Information Reporting – United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments treated as pre-paid forward contracts should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each underlier-linked note to be issued, The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the face amount of the notes specified, at the price specified under “Net proceeds to the issuer”, in the applicable pricing supplement. Goldman, Sachs & Co. proposes initially to offer each note it purchases to the public at the original issue price specified in the applicable pricing supplement and, if the applicable pricing supplement so provides, to certain securities dealers at such price less a concession or no concession as specified in the applicable pricing supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The estimated share of The Goldman Sachs Group, Inc. of the total offering expenses for your notes, excluding underwriting discounts and commissions and marketing and licensing fees, will be provided in the applicable pricing supplement. For more Information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of underlier-linked notes which are the subject of the offering contemplated by this product supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, offer of such underlier-linked notes may be made to the public in that Relevant Member State:

a)	if the final terms in relation to the underlier-linked notes specify that an offer of those underlier-linked notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to the underlier-linked notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable and the Issuer has consented in writing to its use for the purpose of that Non-exempt Offer;

b)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

c)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of underlier-linked notes referred to in (b) to (d) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of underlier-linked notes to the public” in relation to any underlier-linked notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the underlier-linked notes to be offered so as to enable an investor to decide to purchase or subscribe the underlier-linked notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) in relation to any underlier-linked notes that have a maturity of less than one year (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the underlier-linked notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by The Goldman Sachs Group, Inc.;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the underlier-linked notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the underlier-linked notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the underlier-linked notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the underlier-linked notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The underlier-linked notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any underlier-linked notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This product supplement no. 1544 or any applicable pricing supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 1544, any applicable pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the underlier-linked notes may not be circulated or distributed, nor may the underlier-linked notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the underlier-linked notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the underlier-linked notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this product supplement, the applicable general terms supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this product supplement, the applicable general terms supplement, the accompanying prospectus and prospectus supplement is current only as of the respective dates of such documents.

Product Supplement	Page

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-8
Additional Risk Factors Specific to the Underlier-Linked Notes	S-23
General Terms of the Underlier-Linked Notes	S-27
Use of Proceeds and Hedging	S-31
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-33
Employee Retirement Income Security Act	S-42
Supplemental Plan of Distribution	S-43

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

The Goldman Sachs

Group, Inc.

Underlier-Linked Notes

Linked to an Underlier or a

Basket of Underliers

Medium-Term Notes, Series D

Goldman, Sachs & Co.